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Exhibit 5.1

February 27, 2012

AEP Texas Central Company
AEP Texas Central Transition Funding III LLC
1 Riverside Plaza
Columbus, Ohio 43215

Re:	AEP Texas Central Transition Funding III LLC

Ladies and Gentlemen:

We have acted as special counsel to AEP Texas Central Transition Funding III LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Registration Statement filed on Form S-3 (Registration Nos. 333-179092 and 333-179092-01) filed on January 19, 2012 and as amended by Amendment No. 1 filed February 27, 2012 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of transition bonds (the “Transition Bonds”) of the Company to be offered in such manner as described in the form of the prospectus (the “Prospectus”) included as part of the Registration Statement.  The Transition Bonds are to be issued under an Indenture (the “Base Indenture”) between the Company and U.S. Bank National Association, a national banking association, as indenture trustee (the “Trustee”), as supplemented by a Series Supplement (the “Series Supplement” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, the form of each of which has been filed as an exhibit to the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Transition Bonds.  We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and other instruments, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter.  In rendering the opinions expressed in this letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

February 27, 2012

the conformity with the original documents of any copies thereof submitted to us for examination.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company or others.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.           The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

2.           The Company has limited liability company power and authority to execute and deliver the Indenture and to authorize and issue the Transition Bonds and to perform its obligations under the Indenture and the Transition Bonds.

3.           The Transition Bonds will be validly issued and binding obligations of the Company, when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; (iii) a prospectus supplement with respect to the Transition Bonds shall have been filed with the SEC in compliance with the Securities Act and the rules and regulations thereunder; (iv) all necessary orders, approvals and authorizations for the Company’s purchase of the transition property from AEP Texas Central Company, a Texas corporation (“TCC”), in exchange for the net proceeds of the Transition Bonds, shall have been obtained by the Company; (v) the Transition Property Purchase and Sale Agreement between the Company and TCC, as seller, shall have been executed and delivered; (vi) the Transition Property Servicing Agreement between the Company and TCC , as servicer, shall have been executed and delivered; (vii) each of the Base Indenture and the Series Supplement, substantially in the form filed as an exhibit to the Registration Statement, shall have been duly authorized, executed and delivered by the Company and the Trustee; (viii) the Company shall have taken all necessary limited liability company action to authorize the form, terms, execution, delivery, performance, issuance and sale of the Transition Bonds as contemplated in the Registration Statement, the prospectus supplement relating to the Transition Bonds and the Indenture; and (ix) the Transition Bonds shall have been duly executed by authorized officers of the Company and authenticated by the Trustee, all in accordance with the Indenture and such Company authorization and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

For the purposes of this letter, we have assumed that there will be no changes in the laws currently applicable to the Company and the validity, legally binding character or enforceability of the Transition Bonds, and that such laws will be the only laws applicable to the Company and the Transition Bonds.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered

February 27, 2012

in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This letter is limited to the Limited Liability Company Act of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York).  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to (i) the posting of a copy of this letter to an internet website required under Rule 17g-5 under the Exchange Act and maintained by TCC solely for the purpose of complying with such rule and (ii) the filing of this letter as an exhibit to the referenced Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP